Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3, No. 333-119431) and related Prospectus of TeleCommunication Systems, Inc. for the registration of 2,500,000 shares of its Class A common stock and to the incorporation by reference therein of our report dated January 30, 2004, except for Note 19, as to which the date is November 30, 2004, with respect to the consolidated financial statements of TeleCommunication Systems, Inc. for the year ended December 31, 2003, included in its Current Report on Form 8-K dated December 8, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
December 7, 2004